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                                                                    EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the eleventh day of January, 1999 by and between MED/WASTE, INC., a Delaware corporation (the "Company"), and ROSS. M. JOHNSTON ("JOHNSTON").

                                R E C I T A L S:

         A. The Company is engaged in the medical waste management business through its wholly owned subsidiaries (the "Business");

         B. JOHNSTON has substantial experience in the operation and management of the medical waste business; and

         C. The Company desires to employ JOHNSTON as the Company's Vice President of Legal Affairs and JOHNSTON desires to be employed by the Company in such position on the terms and conditions provided herein; and

         D. The Company believes that it is in the best interest of the Company to assure JOHNSTON of a secure minimum compensation and to diminish the inevitable distraction of JOHNSTON that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangements upon a Change of Control.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

         1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

         2. POSITION OF EMPLOYMENT.

                  2.1. EMPLOYMENT POSITION. The Company hereby retains and employs JOHNSTON as Vice President of Legal Affairs of the Business during the term set forth in this Agreement. JOHNSTON shall perform such duties as are usually performed by a Vice President of Legal Affairs of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors which are reasonable and consistent with the Company's operations, taking into account JOHNSTON's education, expertise and job responsibilities. JOHNSTON shall report directly to the Chief Operating Officer and





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the Board of Directors of the Company. All major actions of JOHNSTON shall be subject and subordinate to the review and approval of the Chief Operating Officer and the Board of Directors. The Board of Directors shall be the final and exclusive arbiter of all policy decisions relative to Company's Business. In the interim between Board or Executive Committee meetings, the Chairman of the Board shall be the exclusive arbiter of policy matters.

                  2.2. DEVOTION OF TIME. During the term of this Agreement, JOHNSTON agrees to devote full time and attention during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to JOHNSTON and to use best efforts to perform faithfully and efficiently such responsibilities. During this Agreement, it shall not be a violation of this agreement for JOHNSTON to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments so long as such activities do not significantly interfere with the performance of JOHNSTON's responsibilities with the Company and which investments are not in direct competition with the Company.

                  2.3. CORPORATE OPPORTUNITY. It is the express understanding by and between the parties that the doctrine of corporate opportunity as set forth in Delaware corporate law shall apply to JOHNSTON and the Company for any business opportunities in the medical or solid waste industries or such other industry in which the Company operates during the term of this Agreement.

                  2.4. LOCATION OF EMPLOYMENT. Unless otherwise agreed by JOHNSTON, JOHNSTON's principal place of employment shall be in a mutually agreeable location and facility within Miami-Dade County, Florida.

         3. TERM OF EMPLOYMENT

                  3.1. TERM OF EMPLOYMENT. This Agreement shall begin as of the date hereof (the "Commencement Date") and shall end on DECEMBER 31, 1999, subject to automatic extension or earlier termination as otherwise set forth in this Agreement. Notwithstanding anything herein to the contrary, upon the effective date of a Change of Control as defined in Section 3.6 herein, the Term of this Agreement shall automatically convert to a two (2) year term, with the Commencement Date of the two (2) year term to be the effective date of the Change of Control.

                  3.2. TERMINATION BY THE COMPANY FOR CAUSE. The Company may







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terminate JOHNSTON's employment effective upon written notice, if such termination is for "Cause." For purposes of this Agreement, "Cause" is defined as:

                           3.2.1. Death of JOHNSTON;

                           3.2.2. A material default or breach by JOHNSTON of
any of the provisions of this Agreement;

                           3.2.3. Failure to follow reasonable and lawful
directives of the Company's Board of Directors, which are consistent with JOHNSTON's job responsibilities and performance;

                           3.2.4. Actions by JOHNSTON constituting fraud,
embezzlement or dishonesty which result in a conviction of a criminal offense not overturned on appeal;

                           3.2.5. Intentionally furnishing MATERIAL false,
misleading, or omissive information to the Company's Board of Directors or any committee thereof;

                           3.2.6. Actions constituting a breach of the
confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company;

                           3.2.7. The commission of an act by JOHNSTON involving
moral turpitude;

                           3.2.8. Intoxication by alcohol or drugs during the
performance of duties on more than one occasion; or

                           3.2.9. In the event that JOHNSTON shall become
mentally or physically disabled (as hereinafter defined) so as to be unable to perform his duties for a period of thirty (30) days. During such disability and prior to termination, JOHNSTON shall continue to receive his Base Salary and other compensation and benefits herein. Disability for the purposes herein shall be the inability of JOHNSTON to perform his duties as determined by an independent physician mutually chosen by the Company and JOHNSTON.

Upon termination for Cause, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary.

                  3.3. TERMINATION WITHOUT CAUSE. The Company shall have the right to






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terminate this Agreement without cause on thirty (30) days written notice, subject to payment by the Company of the Termination Payment described in
Section 4.5 herein; provided however, that if the Company terminates this Agreement in accordance with this Section 3.3 following a Change of Control (as defined in Section 3.5 herein), the Company shall pay to JOHNSTON the Severance Payment described in Section 4.6 herein.

                  3.4. TERMINATION BY JOHNSTON. JOHNSTON may terminate this Agreement upon thirty (30) days written notice after a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If JOHNSTON terminates this Agreement under this Section 3.4, prior to a Change of Control, JOHNSTON shall be entitled to severance equal to three (3) months Base Salary. If JOHNSTON terminates this Agreement under this Section 3.4 following a Change of Control, JOHNSTON shall be entitled to the Severance Payment as provided in Section 4.6 herein.

                  3.5. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                           3.5.1. The acquisition by any person, entity or
"group" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty (50%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           3.5.2. If the individuals who serve on the Company
Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                           3.5.3. Approval by the Company's stockholders of (i)
a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization,




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merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

                  Upon the effective date of a Change of Control, this Agreement shall automatically be extended for a period of two (2) years commencing such date.

                  3.6. AUTOMATIC EXTENSION. Prior to a Change of Control, this Agreement shall be automatically extended for successive one (1) year periods at the end of the initial or extended terms, unless either party provides written notice of termination to the other party at least thirty (30) days prior to the expiration of the initial or such extended term, respectively. In the event that the Agreement is not renewed by the Company at the end of the first year of employment, JOHNSTON shall be entitled to receive a severance payment equal to three (3) months of Base Salary and the Bonus payable in accordance with the terms hereof, payable in three equal monthly installments on the first day of each month commencing on the first day of the month following non-renewal.

         4. COMPENSATION AND BENEFITS.

                  4.1. SALARY. For the first year of the term of this Agreement, Company shall pay to JOHNSTON, a base salary at a total annual rate of $80,000 (the "Base Salary"), payable in cash. Base Salary shall be paid in regular payroll intervals consistent with payroll policy established by the Company from time to time.

                  4.2. COST OF LIVING INCREASE. JOHNSTON's Base Salary shall be automatically increased on January 1 of each year (the "Yearly Cash Increase") by the greater of (i) five percent (5%), or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater Metropolitan Miami Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index"). In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States. The Company Board of Directors shall have the discretion to grant increases of Base Salary in excess of the amount provided herein.

                  4.3. BONUS. At the end of each year during the term hereof, JOHNSTON shall be entitled to a bonus in the amount of $10,000, payable by March







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31, of the next succeeding year. In addition, JOHNSTON shall be entitled to such bonuses or incentive compensation as maybe determined from time to time by the Company's Board of Directors in its sole discretion. The company's Board of Directors or any committee thereof may establish an incentive bonus plan for JOHNSTON which would establish targeted profit and revenue levels, as well as other goals. The Board shall have the full and complete discretion in the establishment, if a all, of an incentive bonus plan for any given year or to grant additional or discretionary bonuses to JOHNSTON during the term of this Agreement. Nothing set forth herein shall obligate the Company to pay JOHNSTON any bonus or incentive compensation.

                  4.4. STOCK OPTIONS. Upon the Commencement Date herein, the Company shall cause to be granted to JOHNSTON options to purchase an aggregate of 5,000 shares of the Company's common stock, $.001 par value pursuant to the Company's 1996 Employee Stock Option Plan. The exercise price shall be the closing sale price of the company's common stock on the Commencement Date as reported on the NASDAQ Small Cap Market. Such Options shall have a term of five years and shall vest and be exercisable 50% six months following the Commencement Date and the balance on the first anniversary of the Commencement Date. Notwithstanding, vesting of options shall immediately accelerate upon an event of Change of Control as defined in Section 3.5 herein. In the event of a change of control, JOHNSTON shall receive an option to purchase an additional 5,000 shares of common stock on identical terms as the grant discussed above; provided however, that all such options shall vest immediately upon a change of control. JOHNSTON shall be eligible from time to time to receive grants of stock options, under a stock option plan or otherwise, in such amount and at such times as determined by the Board of Directors or any committee thereof.

                  4.5. ADDITIONAL BENEFITS.

                           4.5.1. VACATION. JOHNSTON shall be entitled to a
minimum of three (3) weeks paid vacation during each twelve-month period during the term of this Agreement; provided however, no vacation may be taken during the first six months of this Agreement, nor may any vacation period extend longer that fourteen (14) consecutive days. Any vacation not taken, will not be paid in cash and will not cumulate from year to year. In addition, JOHNSTON shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Company's Board of Directors.

                           4.5.2. AUTOMOBILE EXPENSES. During the term of this
Agreement, the Company pay to JOHNSTON an automobile expense allowance of $350 per month.







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Such automobile allowance shall be inclusive of insurance, gasoline, maintenance, depreciation and all other expenses associated therewith.

                           4.5.3. REIMBURSEMENT OF EXPENSES. JOHNSTON shall be
reimbursed by the Company for all Business expenses which are reasonably incurred by JOHNSTON in the performance of his duties under this Agreement. All travel expenses shall be incurred and reimbursable in accordance with policy established by the Board of Directors.

                           4.5.4. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
JOHNSTON shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, disability, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time. The Company shall pay the premiums on all health and dental insurance for JOHNSTON and each of his dependents during the term

                           4.6. CHANGE OF CONTROL SEVERANCE PAYMENT. In the
event that JOHNSTON's employment is terminated following a Change of Control, JOHNSTON shall be entitled to the Severance Payment equal to two (2) times his existing Base Salary, plus the bonus payable in accordance with section 4.3 herein. The Severance Payment shall be payable in twelve (12) monthly installments on the first day of each month commencing the month following termination, for a period of twelve months.

         5. REPRESENTATION BY JOHNSTON. JOHNSTON hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder.

         6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                  6.1. CONFIDENTIALITY. JOHNSTON shall not, during the term of this Agreement or at anytime thereafter, divulge, furnish or make accessible to anyone without Company's prior written consent any knowledge or information with respect to any confidential or secret aspect of the Business, including but not limited to: the Company's costs; supplier's names, pricing and terms; customer names, addresses and telephone numbers, billing procedures; pricing; the Company's Business techniques, computer programs and printouts; identity of prospective customers; confidential information disclosed by the Company's customers to the Company; the Company's banking relationships, including the extent and terms of lines of credit and





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borrowing costs; or other information concerning the business or its employees,
UNLESS THE INFORMATION IS LEGALLY COMPELLED OR ALREADY EXISTS IN THE PUBLIC DOMAIN.

                  6.2. OWNERSHIP OF INFORMATION. JOHNSTON recognizes that all records, customer lists, supplier lists, material cost data, files, correspondence with customers and suppliers of material and services, computer printouts, contacts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities and other information relating to the Company, its customers and suppliers, made or received by JOHNSTON in the course of his employment are the exclusive property of the Company and JOHNSTON holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing, UNLESS THE INFORMATION IS LEGALLY COMPELLED OR ALREADY EXISTS IN THE PUBLIC DOMAIN. All of such information which if lost or used by JOHNSTON outside the scope of his employment could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

         7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, JOHNSTON covenants and agrees that during his employment and, for a period of twelve (12) months after he ceases to be employed by the Company, regardless of the manner or cause of termination:

                  7.1. RESTRICTION. JOHNSTON will not be an employee, agent, director, stockholder or owner (except of not more than a controlling interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firms, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within Dade, Broward or Palm Beach counties (the "Restricted Area").

                  7.2. SOLICITATION OF BUSINESS. JOHNSTON will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business in the Restricted Area or purchase from any supplier or potential supplier any materials for same and JOHNSTON shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                  7.3. SOLICITATION OF EMPLOYEES. JOHNSTON will not directly or







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indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company for the purpose of obtaining employment by a Competing Business in the Restricted Area.

                  7.4. MATERIAL VIOLATION. A violation of Sections 6 or 7 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 8.

                  7.5. OTHER EMPLOYMENT. It is understood by and between the parties that the covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that but for the agreement of JOHNSTON to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by JOHNSTON shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action JOHNSTON may have against the Company whether predicated on this Agreement or otherwise (other than for Termination or Severance Payments), shall not constitute a defense to the enforcement by the Company of these covenants.

                  7.6. ACKNOWLEDGMENT. JOHNSTON acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. JOHNSTON further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise, and that enforcement of this Agreement will not impair JOHNSTON's ability to obtain employment commensurate with JOHNSTON's ability and on terms fully acceptable to JOHNSTON. JOHNSTON acknowledges that JOHNSTON will be receiving significant information regarding the Business which JOHNSTON has not previously received and would not receive without being employed by the Company. JOHNSTON acknowledges and confirms that such information would cause the Company serious injury and loss if used by JOHNSTON for the benefit of a competitor.

         8. REMEDIES. JOHNSTON hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:






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                  8.1. INJUNCTIVE RELIEF. The Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. JOHNSTON agrees that in the event of a violation of breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                  8.2. NON-EXCLUSIVE REMEDY. Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

         9. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

         10. INDEMNIFICATION. The Company agrees to indemnify JOHNSTON for any and all liabilities to which he may be subject as a result of his service to the company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against JOHNSTON, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by JOHNSTON that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

         11. SUCCESSORS AND ASSIGNS.

                  11.1. SUCCESSORS. This Agreement shall be binding upon the parties






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hereto and their successors and assigns. For purposes of this Agreement, the term "Successor" of Company shall include:

                           11.1.1. Any person or entity, whether direct or
indirect, whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls:

                                   11.1.1.1. All or substantially all of the
assets of Company; or

                                   11.1.1.2. Thirty percent (30%) or more of the
total voting securities of the Company, and was not affiliated with or in common control of Company as of the Commencement Date;

                                   11.1.1.3. Through any other Business
combination with or without the consent of Company's shareholders.

                  11.2. ASSUMPTION. The Company shall require any Successor to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. The Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent the Company was obligated prior to any succession.

                  11.3. ASSIGNMENT. Except as expressly stated in Section 11.1 above, this Agreement shall be non-assignable by either the Company or JOHNSTON without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

         12. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered; (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid;
(iii) through a nationally recognized overnight courier; or (iv) via facsimile, to the party at their addresses below:

                  JOHNSTON:         1000 Quayside Terrace, #1412
                                    Miami, Florida 33138

                  The Company:      Med/Waste,Inc.
                                    6175 N.W. 153rd Street, Suite 324
                                    Miami Lakes, Florida 33014
                                    Attention: Chief Executive Officer






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                  With a copy to:   BRYAN W. BAUMAN, ESQ.
                                    Wallace, Bauman, Legon, Fodiman &
                                      Shannon, P.A.
                                    1200 Brickell Avenue, Suite 1720
                                    Miami, Florida 33131

or such other address given by such party to the other party at any time hereafter.

         13. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

         14. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

         15. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

         16. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

         17. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions of this Agreement.

         18. ATTORNEY'S FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.





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         19. GOVERNING LAW. This Agreement shall be governed by the laws of the
State of Florida.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                MED/WASTE, INC., a Delaware corporation



                                By:
                                   ----------------------------------------
                                              DANIEL A. STAUBER,
                                      President/Chief Executive Officer


                                ----------------------------------
                                           ROSS M. JOHNSTON























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